 Filed pursuant to Rule 424(b)(3)
 Registration Statement No. 333-268474
PROSPECTUS/OFFER TO EXCHANGE
Target Hospitality Corp.
Offer to Exchange Warrants to Purchase Common Stock
of
Target Hospitality Corp.
for
Common Stock of Target Hospitality Corp.
THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON DECEMBER 16, 2022, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND THE OFFER.
Terms of the Offer
Until the Expiration Date (as defined below), we are offering to all holders of our outstanding warrants as described below the opportunity to receive 0.37 shares of common stock, par value $0.0001 per share (“Common Stock”), of Target Hospitality Corp. (the “Company”) in exchange for each such outstanding warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:
•
All holders of our publicly traded warrants (the “Public Warrants”) to purchase shares of our Common Stock that were issued under the warrant agreement dated January 11, 2018 by and between our legal predecessor company Platinum Eagle Acquisition Corp. (“Platinum Eagle”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), in connection with Platinum Eagle’s initial public offering (“IPO”), which entitle such warrant holders to purchase one share of our Common Stock for a purchase price of $11.50, subject to adjustments.

•
All holders of our warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and together with the Public Warrants, the “Warrants”). The Private Warrants entitle the holders to purchase one share of our Common Stock for a purchase price of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders, their affiliates or certain permitted transferees. The Private Warrants were issued to the founders of Platinum Eagle and its former independent directors.

Pursuant to the Offer, we are offering up to an aggregate of 5,981,623 shares of our Common Stock in exchange for all of the Warrants.
As of November 15, 2022, 16,166,549 Warrants were outstanding. Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TH” and our Warrants are listed on Nasdaq under the symbol “THWWW.”
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.37 shares of our Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of our Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Certain holders of approximately 1.7 million Warrants have committed to participate in the Offer, which represents approximately 10.8% of the outstanding Warrants. See the section of this Prospectus/Offer to Exchange entitled “The Offer — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”
The Offer is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”). The Offer will be open until 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which we may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.
We may withdraw the Offer only if the conditions to the Offer are not satisfied or, if permitted, waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders.
You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by January 18, 2023 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Warrants not exchanged for our Common Stock pursuant to the Offer will remain outstanding subject to their current terms, including our ability to redeem the Public Warrants at a price of $0.01 per Public Warrant in the event the last sale price of our Common Stock has been at least $18.00 for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which the notice of redemption is given. We reserve the right to redeem any of the Public Warrants pursuant to their current terms at any time.
The Offer is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the Common Stock issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.
Our board of directors has approved the Offer. However, none of the Company, our management, our board of directors, the information agent, the exchange agent or the dealer manager is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants.
All questions concerning the terms of the Offer should be directed to the dealer manager:
BofA Securities
Bank of America Tower at One Bryant Park
New York, NY 10036
Toll-Free: (888) 803-9655
All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Investors Call (Toll-Free): (800) 515-4507
Banks and Brokers Call: (212) 269-5550
By Email: Target@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer, you are urged to carefully read the section entitled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
The dealer manager for the Offer is:
BofA Securities
This Prospectus/Offer to Exchange is dated November 30, 2022.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE
This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our company, Common Stock and Warrants, and the financial statements and the notes to those statements that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable prospectus supplement.
You should rely only on the information contained in and incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements made or incorporated by reference in this Prospectus/Offer to Exchange constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, portfolio performance and results of operations. Likewise, our consolidated financial statements and all of our statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained or incorporated by reference in this Prospectus/Offer to Exchange reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
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the duration of the COVID-19 pandemic or any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand;

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operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, government imposed mandates, and contract and supply chain disruptions;

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operational, economic, including inflation, political and regulatory risks;

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our ability to effectively compete in the specialty rental accommodations and hospitality services industry;

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effective management of our communities;

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natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease;

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the effect of changes in state building codes on marketing our buildings;

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changes in demand within a number of key industry end-markets and geographic regions;

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our reliance on third party manufacturers and suppliers;

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failure to retain key personnel;

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increases in raw material and labor costs;

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the effect of impairment charges on our operating results;

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our future operating results fluctuating, failing to match performance or to meet expectations;

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our exposure to various possible claims and the potential inadequacy of our insurance;

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unanticipated changes in our tax obligations;

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our obligations under various laws and regulations;

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the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business;

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our ability to successfully acquire and integrate new operations;

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global or local economic and political movements, including any changes in policy under the Biden administration;

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federal government budgeting and appropriations;

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our ability to effectively manage our credit risk and collect on our accounts receivable;

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our ability to fulfill our public company obligations;

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any failure of our management information systems;

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fluctuations in the fair value of warrant liabilities;

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our ability to meet our debt service requirements and obligations;

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risks related to outstanding obligations in connection with the 9.50% senior secured notes due 2024 issued pursuant to that certain indenture dated as of March 15, 2019;

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the exchange of Warrants for Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

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the lack of a third-party determination that the Offer is fair to Warrant holders; and

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other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022 (the “2021 10-K”), which is incorporated herein by reference.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this Prospectus/Offer to Exchange, except as required by applicable law. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
You should read this Prospectus/Offer to Exchange and the documents that we incorporate by reference into this Prospectus/Offer to Exchange and have filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this Prospectus/Offer to Exchange is accurate only as of the date of this Prospectus/Offer to Exchange, regardless of the time of delivery of this Prospectus/Offer to Exchange or any sale of our securities.

SUMMARY
Except where the context otherwise requires, “we,” “us,” “our,” “Target Hospitality” and “the Company” refer to Target Hospitality Corp. and its subsidiaries.
The Offer
This summary provides a brief overview of the key aspects of the Offer. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).
Summary of the Offer
Our Company
Target Hospitality Corp. is one of the largest vertically integrated specialty rental and hospitality services companies in North America. We have an extensive network of geographically relocatable specialty rental accommodation units with 16,825 beds across 29 communities, including two communities not owned or leased by the Company, in each case as of September 30, 2022. The majority of our revenues are generated under multi-year committed contracts which provide visibility to future earnings and cash flows. We believe our customers enter into contracts with us because of our differentiated scale and ability to deliver premier accommodations and in-house culinary and hospitality services across many key geographies in which they operate.
Target Hospitality, though initially founded in 1978, began operating as a specialty rental and hospitality services company in 2006. Our company operates across the United States, primarily in the Southwest and the Midwest. We also own and operate the largest family residential center in the United States. Target Hospitality provides comprehensive turnkey solutions to customers’ unique needs, from the initial planning stages through the full cycle of development and ongoing operations. We provide cost-effective and customized specialty rental accommodations, culinary services and hospitality solutions, including site design, construction, operations, security, housekeeping, catering, concierge services and health and recreation facilities.

Corporate Contact Information
Our principal executive offices are located at 9320 Lakeside Boulevard, Suite 300, The Woodlands, Texas 77381. Our telephone number is (800) 832-4242.
We maintain a website at www.targethospitality.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part.

Warrants that qualify for the Offer	“Public Warrants” The Public Warrants were issued as part of the IPO. “Private Warrants” The Private Warrants were purchased by certain of our founders and former independent directors in connection with the IPO in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).
As of November 15, 2022, we had outstanding 16,166,549 Warrants to purchase an aggregate of 16,166,549 shares of our Common Stock.
Pursuant to the Offer, we are offering up to an aggregate of 5,981,623 shares of our Common Stock in exchange for all of the Warrants.
General Terms of the Warrants
Each Warrant entitles such warrant holder to purchase one share of our Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement.
We may call (i) the Public Warrants or (ii) the Private Warrants, if such Private Warrants are no longer held by their initial holders, their affiliates or certain permitted transferees, for redemption, in each case, at any time while the Warrants are exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at $0.01 per Warrant, if and only if the last sale price of our Common Stock on Nasdaq has been at least $18.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which the notice of redemption is given and provided there is an effective registration statement covering the Common Stock underlying the Warrants available throughout the 30-day redemption period. If we call the Warrants for redemption, we will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders, their affiliates or certain permitted transferees. The Warrants expire on March 15, 2024.

Market Price of Our Common Stock	Our Common Stock and public warrants are listed on Nasdaq under the symbols “TH” and “THWWW,” respectively.
The Offer
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.37 shares of our Common Stock for each Warrant so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Common Stock in the exchange.
The shares of Common Stock issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the 90 days prior to the proposed transfer of such shares.
The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

Purpose of the Offer	The purpose of the Offer is to provide an opportunity for Warrant holders to realize value and increased liquidity by transitioning on a cashless basis into shares of our Common Stock which have been registered with the SEC. Completion of the Offer will simplify our capital structure, increase the public float of our Common Stock and continue to diversify our shareholder base, which we believe will provide us with more flexibility for financing our operations and growth opportunities in the future. See “The Offer — Background and Purpose of the Offer” on page 22 of this Prospectus/Offer to Exchange.
Offer Period
The Offer will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.
If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer only if the conditions of the Offer are not satisfied or, if permitted, waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer — General Terms — Offer Period” on page 13 of this Prospectus/Offer to Exchange.

Amendments to the Offer	We reserve the right at any time or from time to time to amend the Offer, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Common Stock issued for every Warrant exchanged. If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer — General Terms — Amendments to the Offer” on page 15 of this Prospectus/Offer to Exchange.
Conditions to the Offer	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. We may waive some of the conditions to the Offer. See “The Offer — General Terms — Conditions to the Offer” on page 16 of this Prospectus/Offer to Exchange.
We will not complete the Offer unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer, and will inform Warrant holders of such event.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer — Withdrawal Rights” on page 21 of this Prospectus/Offer to Exchange. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by January 18, 2023 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Participation by Directors, Executive Officers and Affiliates	Certain of our directors and affiliates hold Warrants and may participate in the Offer. They are not required to participate in the Offer. See “The Offer — Interests of Directors and Others” on page 23 of this Prospectus/Offer to Exchange.
Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer.
Absence of Appraisal or Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.
U.S. Tax Consequences of the Offer	For those holders of Warrants participating in the Offer, we intend to treat such holder’s exchange of Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) the holder should generally not recognize any gain or loss on the exchange of Warrants for shares of our Common Stock; (ii) the holder’s aggregate tax basis in the shares received in the exchange should equal such holder’s aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer); and (iii) the holder’s holding period for the shares received in the exchange should include the holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 27.

No Recommendation	None of the Company, our board of directors, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants, and no one has been authorized by any of them to make such a recommendation.
Risk Factors	For risks related to the Offer, please read the section entitled “Risk Factors” beginning on page 10 of this Prospectus/Offer to Exchange.
Exchange Agent	The exchange agent for the Offer is: Continental Stock Transfer and Trust 1 State Street, 30th Floor New York, NY 10004 (212) 509-4000
Dealer Manager
The dealer manager for the Offer is:
BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, NY 10036
Toll-Free: (888)803-9655
We have other business relationships with the dealer manager, as described in “The Offer — Dealer Manager” on page 24 of this Prospectus/Offer to Exchange.

Additional Information	We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.
You should direct: (1) questions about the terms of the Offer to the dealer manager at its addresses and telephone number listed above, and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal or Notice of Guaranteed Delivery to the information agent at the below address and phone number:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Investors Call (Toll-Free): (800) 515-4507
Banks and Brokers Call: (212) 269-5550
By Email: Target@dfking.com

Summary Risk Factors
The following is a summary list of the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors,” and the specific risks described in the 2021 10-K and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, together with the other information in this Prospectus/Offer to Exchange.
Risks Related to Our Warrants and the Offer to Exchange
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Our Warrants may be exchanged for shares of Common Stock pursuant to the Offer, and any Warrants that remain outstanding following the completion of the Offer can be exercised for shares of Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

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We have not obtained a third-party determination that the Offer is fair to Warrant holders.

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There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

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The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of the Common Stock when we deliver the Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

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The liquidity of the Warrants that are not exchanged may be reduced.

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Nasdaq may delist our Warrants from trading on its exchange, which could limit Warrant holders’ ability to make transactions in our Warrants.

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We may redeem your unexpired Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Operational Risks
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Our operations are and will be exposed to operational, economic, political and regulatory risks.

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The global COVID-19 pandemic has had a material detrimental impact on our business.

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We face significant competition in the specialty rental sector.

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We depend on several significant customers. The loss of one or more such customers or the inability of one or more such customers to meet their obligations could adversely affect our results of operations.

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Our business depends on the quality and reputation of the Company and its communities, and any deterioration in such quality or reputation could adversely impact its market share, business, financial condition or results of operations.

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We derive a substantial portion of our revenue from the Government segment. The loss of, or a significant decrease in revenues from, any customer in this concentrated segment could seriously harm our financial condition and results of operations.

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Our business may be adversely affected by periods of low commodity prices or unsuccessful exploration results which may decrease customers’ spending and our results.

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Demand for our products and services is sensitive to changes in demand within a number of key industry end-markets and geographic regions.

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Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our specialty rental and hospitality services contracts may constrain its ability to make a profit.

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Our future operating results may fluctuate, fail to match past performance, or fail to meet expectations.

Financial Accounting Risks
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If we determine that our goodwill and intangible assets have become impaired, we may incur impairment charges, which would negatively impact our reported operating results.

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The valuation of our Private Warrants could cause volatility in our net income (loss).

Social, Political and Regulatory Risks
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Failure to comply with government regulations related to food and beverages may subject us to liability.

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Unanticipated changes in our tax obligations, the adoption of a new tax legislation, or exposure to additional income tax liabilities could affect profitability.

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We are subject to various laws and regulations including those governing our contractual relationships. Obligations and liabilities under these laws and regulations may materially harm our business.

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We are subject to evolving public disclosure, financial reporting and corporate governance expectations and regulations that impact compliance costs and risks of noncompliance.

Growth, Development and Financing Risks
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We may not be able to successfully acquire and integrate new operations, which could cause our business to suffer.

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Global, national or local economic movements could have a material adverse effect on our business.

Information Technology and Privacy Risks
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Any failure of our management information systems could disrupt our business and result in decreased revenue and increased overhead costs.

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Our business could be negatively impacted by security threats, including cyber-security threats.

Risks Related to Our Indebtedness
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Our leverage may make it difficult for us to service our debt and operate our business.

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Global capital and credit markets conditions could materially adversely affect our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to it.

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We are, and may in the future become, subject to covenants that limit our operating and financial flexibility and, if we default under our debt covenants, we may not be able to meet our payment obligations.

Risks Related to Ownership of Our Common Stock
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We have incurred and expect to continue to incur significantly increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance efforts.

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Our principal stockholder has substantial control over our business, which may be disadvantageous to other stockholders.

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We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

RISK FACTORS
Investing in our securities involves substantial risks and uncertainties. You should consider carefully and consult with your tax, legal and investment advisors with regard to the risks and uncertainties described below, together with all of the other information in this Prospectus/Offer to Exchange, including our consolidated financial statements and the related notes, before deciding to exchange your Warrants for shares of our Common Stock. Any of the following risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. The market price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
In addition to the risk factors described below, you should consider the specific risks described in the 2021 10-K and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information.” Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to Our Warrants and the Offer to Exchange
Our Warrants may be exchanged for shares of Common Stock pursuant to the Offer, and any Warrants that remain outstanding following the completion of the Offer can be exercised for shares of Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
The exchange of the Warrants will result in the issuance of additional shares of Common Stock, although there can be no assurance that such exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. However, any Warrants remaining outstanding after the completion of the Offer likely will be exercised only if the $11.50 per share exercise price is below the market price of our Common Stock. These issuances of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offer is fair to Warrant holders.
None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.
There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.
We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for

Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of the Common Stock when we deliver the Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.
The number of shares of Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of the Common Stock when we deliver Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Common Stock in exchange for Warrants, or during any extension of the Offer Period.
The liquidity of the Warrants that are not exchanged may be reduced.
If any unexchanged Warrants remain outstanding following the completion of the Offer, then the ability to sell such Warrants may become more limited due to the reduction in the number of the Warrants outstanding upon completion of the Offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. In addition, as discussed below, the Warrants may be removed from listing on Nasdaq. As a result, investors in the Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our stockholders to sell the Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
Nasdaq may delist our Warrants from trading on its exchange, which could limit Warrant holders’ ability to make transactions in our Warrants.
If any unexchanged Warrants remain outstanding following the completion of the Offer, we cannot assure you that our Public Warrants will continue to be listed on Nasdaq in the future. As of November 9, 2022, we estimate there were 826 beneficial holders of our Warrants. In order to continue listing our Warrants on Nasdaq, there must be a minimum of 400 round lot holders for our Warrants. If a sufficient number of our Warrant holders exchange their Warrants for Common Stock in the Offer, there may no longer be 400 round lot holders for our Warrants as required by Nasdaq, and Nasdaq could delist our Warrants.
If Nasdaq delists our Warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Warrants could face significant material adverse consequences, including:
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a limited availability of market quotations for the Warrants;

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reduced liquidity for the Warrants;

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a determination that our Warrants are a “penny stock” which will require brokers trading in our Warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Warrants; and

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the risk that market makers that initially make a market in our unexchanged Warrants eventually cease to do so.

We may redeem your unexpired Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration at $0.01 per Warrant, provided that the last reported sales price (or the closing bid price of our Common Stock in the event the shares of our Common Stock are not traded on any specific trading day) of our Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time it redeems the Warrants, we have an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the Warrants and current prospectus relating to them is available. If and when the Warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant holder: (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of your Warrants.

THE OFFER
Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly filed information about us, before making a decision regarding the Offer.
General Terms
Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.37 shares of our Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Common Stock in the exchange.
No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
The Offer is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal.
You may tender some or all of your Warrants into the Offer.
If you elect to tender Warrants in response to the Offer, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal.
If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms. In addition, Warrants that are not accepted by us for exchange by January 18, 2023 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Corporate Information
Our Company (formerly known as Platinum Eagle Acquisition Corp.) was incorporated as a Cayman Islands exempted company in July 2017. We were incorporated as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more target businesses. We completed our IPO in January 2018, after which our securities were listed on the Nasdaq.
On March 15, 2019, we completed a transaction (the “Business Combination”) whereby:
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we deregistered as a Cayman Islands exempted entity, domesticated as a Delaware corporation and changed our name to Target Hospitality Corp.; and

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Platinum Eagle’s publicly traded units (Nasdaq: EAGLU) separated into their components (ordinary shares and warrants); our ordinary shares (Nasdaq: EAGL) converted, on a one-for-one basis, into shares of Common Stock; and our warrants (Nasdaq: EAGLW) became warrants to acquire the corresponding shares of our Common Stock.

Upon completion of the Business Combination, the Nasdaq trading symbols of our Common Stock and our Warrants were changed to “TH” and “THWWW,” respectively.
Target Hospitality is one of the largest vertically integrated specialty rental and hospitality services companies in North America. We have an extensive network of geographically relocatable specialty rental accommodation units with 16,825 beds across 29 communities, including two communities not owned or leased by the Company, in each case as of September 30, 2022. The majority of our revenues are generated under multi-year committed contracts which provide visibility to future earnings and cash flows. We believe our customers enter into contracts with us because of our differentiated scale and ability to deliver premier accommodations and in-house culinary and hospitality services across many key geographies in which they operate.
Target Hospitality, though initially founded in 1978, began operating as a specialty rental and hospitality services company in 2006. Our company operates across the United States, primarily in the Southwest and the Midwest. We also own and operate the largest family residential center in the United States. Target Hospitality provides comprehensive turnkey solutions to customers’ unique needs, from the initial planning stages through the full cycle of development and ongoing operations. We provide cost-effective and customized specialty rental accommodations, culinary services and hospitality solutions, including site design, construction, operations, security, housekeeping, catering, concierge services and health and recreation facilities.
Our principal executive offices are located at 9320 Lakeside Boulevard, Suite 300, The Woodlands, Texas 77381. Our telephone number is (800) 832-4242. Our website address is www.targethospitality.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Warrants Subject to the Offer
In connection with the IPO, we issued warrants exercisable for 16,166,650 shares of Common Stock, consisting of: (i) 10,833,316 Public Warrants and (ii) 5,333,334 Private Warrants, each exercisable for one share of Common Stock and governed by a Warrant Agreement dated as of January 11, 2018 between Platinum Eagle and Continental Stock Transfer & Trust Company.
Each Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment pursuant to the Warrant Agreement, at any time. Pursuant to the Offer, we are offering up to an aggregate of 5,981,623 shares of our Common Stock in exchange for all of the Warrants.
The founders of Platinum Eagle and its former independent directors purchased 5,333,334 Private Warrants in a private placement that occurred simultaneously with the IPO. The Private Warrants may be exercised at any time. So long as the Private Warrants are held by the initial holders, their affiliates or certain permitted transferees, such Private Warrants may be exercised on a cashless basis and will not be redeemable by us. If the Private Warrants are held by holders other than the initial holders, their affiliates or certain permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders, their affiliates or certain permitted transferees.
Offer Period
The Offer will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer only if the conditions to the Offer are not satisfied or, if permitted, waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants until the Warrants expire by their terms on March 15, 2024.

Amendments to the Offer
We reserve the right at any time, or from time to time, to amend the Offer, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every Warrant exchanged.
If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
If we increase or decrease the exchange ratio of the Common Stock issuable upon exchange of a Warrant, the number of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer is scheduled to expire at any time earlier than the end of the 10th business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer until the expiration of that 10 business-day period.
Other material amendments to the Offer may require us to extend the Offer for a minimum of five business days, and we will need to amend the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in such registration statement on Form S-4.
Partial Exchange Permitted
If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of public warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Conditions to the Offer
The Offer is conditioned upon the following:
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the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

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no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened in writing, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer; and

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there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants.

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there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a significant worsening of the ongoing COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer.
We will not complete the Offer, unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
In addition, as to any Warrant holder, the Offer is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal.
The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions, in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.
We may withdraw the Offer only if the conditions of the Offer are not satisfied or, if permitted, waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Warrant Holder’s Own Decision
None of the Company, our management, our board of directors, the information agent, the exchange agent or the dealer manager is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants pursuant to the Offer.
Procedure for Tendering Warrants for Exchange
Issuance of shares of Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer.
A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant holder that, among other things: (i) the Warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal, in each case, as may be amended or supplemented prior to the Expiration Date; (ii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iii) such Warrant holder is voluntarily participating in the Offer; (iv) the future value of our Warrants is unknown and cannot be predicted with certainty; and (v) such Warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal.

Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.
Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See the section of this Prospectus/Offer to Exchange entitled “The Offer — Procedure for Tendering Warrants for Exchange — Required Communications by Beneficial Owners.”
Tendering Warrants Using Letter of Transmittal
A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in the section of this Prospectus/Offer to Exchange entitled “The Offer — Procedure for Tendering Warrants for Exchange — Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal to indicate the action you desire to take with respect to the Offer.
In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal, in accordance with the instructions of the Letter of Transmittal (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal.
In the Letter of Transmittal, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal.
In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” See the section of this Prospectus/Offer to Exchange entitled “The Offer  — Procedure for Tendering Warrants for Exchange — Signature Guarantees.”
If the Letter of Transmittal is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third party), or if the Common Stock to be issued upon exchange of the tendered Warrants is to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such Warrants as part of completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (ii) such Warrants are tendered for the account of an Eligible Institution.
In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal by completing and signing the table in the Letter of Transmittal entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf.
Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the Warrants at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described in the section of this Prospectus/Offer to Exchange entitled “The Offer — Procedure for Tendering Warrants for Exchange — Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal. DTC participants accepting the Offer may transmit their acceptance to DTC through ATOP. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against it.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Common Stock in exchange for such Warrants as part of completion of the Offer.

Delivery of a Letter of Transmittal or any other required documentation to DTC does not constitute delivery to the exchange agent. See the section of this Prospectus/Offer to Exchange entitled “The Offer — Procedure for Tendering Warrants for Exchange — Timing and Manner of Deliveries.”
Guaranteed Delivery Procedures
If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:
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the tender is made by or through an Eligible Institution;

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the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

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a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal, must be received by the exchange agent within three days that the Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING ANY LETTER OF TRANSMITTAL AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our reasonable discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions
Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include: (i) if shares of our Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal; or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.
Withdrawal Rights
Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Tenders of Warrants may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that Warrants that are not accepted by us for exchange on or prior to January 18, 2023, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn.
If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer — Procedure for Tendering Warrants for Exchange,” at any time prior to the Expiration Date.
A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may be withdrawn only through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.
A holder who tendered its Warrants, other than through DTC, should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer — Procedure for Tendering Warrants for Exchange — Signature Guarantees”;

provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the Offer, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which we may extend. The Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Continental Stock Transfer & Trust Company confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will be accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of: (i) book-entry delivery of the tendered Warrants; (ii) a properly completed and duly executed Letter of Transmittal, or compliance with ATOP where applicable; (iii) any other documentation required by the Letter of Transmittal; and (iv) any required signature guarantees.
For purposes of the Offer, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.
Announcement of Results of the Offer
We will announce the final results of the Offer, including whether all the conditions to the Offer have been satisfied or, if permitted, waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer.
Background and Purpose of the Offer
Our Board of Directors approved the Offer on November 3, 2022.
The purpose of the Offer is to provide an opportunity for Warrant holders to realize value and increased liquidity by transitioning on a cashless basis into shares of our Common Stock which have been registered with the SEC. Completion of this Offer will simplify our capital structure, increase the public float of our Common Stock and continue to diversify our shareholder base, which we believe will provide us with more flexibility for financing our operations and growth opportunities in the future.
Agreements, Regulatory Requirements and Legal Proceedings
Other than as set forth under the sections of this Prospectus/Offer to Exchange entitled “The Offer — Interests of Directors and Others” and “The Offer — Transactions and Agreements Concerning Our Securities,” and the Section of the 2021 10-K entitled “Certain Relationships and Related Transactions,” which is incorporated herein by reference, there are no present or proposed agreements, arrangements, understandings or relationships between us and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer or to our securities that are the subject of the Offer.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with, or federal or state regulatory approvals to be obtained by us, in connection with the Offer. There are no antitrust laws applicable to the Offer. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer.
There are no pending legal proceedings relating to the Offer.

Interests of Directors and Others
We do not beneficially own any of the Warrants. The following table lists the Warrants beneficially owned by our directors and other affiliates or related persons as of November 15, 2022:
Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Jeff Sagansky	1,866,666	11.5%

(1)
Determined based on 16,166,549 Warrants outstanding as of November 15, 2022.

MARKET PRICE, DIVIDENDS AND RELATED STOCKHOLDER MATTERS
Trading Market
Our Warrants are listed on Nasdaq under the symbol “THWWW.”
Holders
As of November 15, 2022, there were approximately 10 holders of record of our Common Stock and approximately 1 holder of record of the Warrants. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.
Dividends
We have never declared or paid cash dividends on our Common Stock and we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of cash dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The determination of whether or not we pay any cash dividends from time to time is within the discretion of our board of directors. Further, our ability to declare dividends may be limited by restrictive covenants under our financing arrangements.
Source and Amount of Funds
Because this transaction is an offer to holders to exchange their existing Warrants for our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be less than approximately $2,400,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and to pay fees, expenses and other related amounts from our cash on hand.
Exchange Agent
Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer. The Letter of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the Offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.
Dealer Manager
We have retained BofA Securities, Inc. to act as dealer manager in connection with the Offer and will pay the dealer manager a fee as compensation for its services and will reimburse the dealer manager for its reasonable out-of-pocket expenses in connection therewith. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may engage in regular market making activities or trade for their own accounts or the accounts of customers, in securities of Target Hospitality Corp., including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer, they may tender such Warrants under the terms of the Offer.
Fees and Expenses
The expenses of soliciting tenders of the Warrants will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of the Company and its affiliates.
You will not be required to pay any fees or commissions to the Company, the dealer manager, the exchange agent or the information agent in connection with the Offer. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below and in the section of this Prospectus/Offer to Exchange entitled “Description of Capital Stock” and in the section of the 2021 10-K entitled “Certain Relationships and Related Transactions, which is incorporated herein by reference, and as set forth in our Certificate of Incorporation, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer.
Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Public Warrants in the last 60 days.
Tender and Support Agreement
On November 18, 2022, we entered into the Tender and Support Agreement with each of the persons listed on Schedule A thereto, a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part. Pursuant to the Tender and Support Agreement, parties representing approximately 10.8% of the Warrants have agreed to tender their Warrants in the Offer.

Securities Transactions
Except as set forth in the section of the 2021 10-K entitled “Certain Relationships and Related Person Transactions,” which is incorporated by reference herein, neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.
Plans
Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer,” neither the Company nor any of its directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

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any material change in our present dividend rate or policy, or our indebtedness or capitalization;

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any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any other material change in our corporate structure or business;

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any class of our equity securities to be delisted from Nasdaq;

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any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer impact such eligibility with respect to the Public Warrants);

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition or disposition by any person of our securities; or

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any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration under the Exchange Act
The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to deregister the Warrants, if any, that remain outstanding after completion of the Offer. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.
Accounting Treatment
The Company previously classified the Public Warrants as paid-in-capital as the Warrants issued in connection with the IPO were considered part of a value for value exchange. There was no fair value adjustment to retained earnings and no earnings per share impact.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused in part on provisions in warrant agreements that provide for potential changes to the settlement amounts dependent upon the characteristics of the warrant holder, and because the holder of a warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such provision would preclude the warrant from being classified in equity and, thus, the warrant should be classified as a liability. As a result of the SEC Statement, the Company re-evaluated the accounting treatment of the warrants issued by Platinum Eagle, including the Private Warrants. Because the Private Warrants contain provisions whereby the settlement amount varies depending upon the characteristics of the warrant holder, the Private Warrants should have been recorded at fair value as a liability in the Company’s consolidated balance sheet.
On April 30, 2021, the Audit Committee of our Board of Directors (the “Audit Committee”), in consultation with management and Ernst & Young, LLP, our independent registered public accounting firm, concluded that our previously issued consolidated financial statement as of and for the years ended December 31, 2020 and 2019 and for each of the interim quarterly periods therein (the “Non-Reliance Period”) should no longer be relied upon. As such, we determined that we would restate our consolidated financial statements for the Non-Reliance Period.
Accordingly, due to this restatement, the Private Warrants are now classified as a liability at fair value on the Company’s consolidated balance sheet at December 31, 2020 and 2019, and the change in the fair value of such liability in each period is recognized as a gain or loss in the Company’s consolidated statements of comprehensive income (loss) for the years’ ended December 31, 2020 and 2019. The Private Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Private Warrants recognized.
There is no additional cash consideration paid or received specific to the exchange described in the Offer. If the fair value of the Common Stock is equal to the fair value of the Warrants exchanged, an additional incentive is not considered to be present and the financial statements will reflect the additional shares issued as an allocation from paid-in-capital to par. If the fair value of the Common Stock is greater than the fair value of the Warrants exchanged, an incentive is considered to be present in addition to the exchange of Common Stock. The difference in fair value between the Common Stock issued and the Warrants exchanges will be recorded in the financials consistent with the Company’s relationship to the applicable Warrant holders. The Offer does not modify any terms of the Warrant Agreement or the current accounting treatment for the un-exchanged warrants.
Absence of Appraisal or Dissenters’ Rights
Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.
Material U.S. Federal Income Tax Consequences
General
The following description summarizes the material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants pursuant to the Offer and the ownership and disposition of the Common Stock. This description assumes that holders hold the Warrants, and will hold the Common Stock received upon exchange of the Warrants, as capital assets (generally, property held for investment). This description does not address all of the tax consequences that might be relevant to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as banks or other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax exempt organizations, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold Common Stock or Warrants as part of a “straddle,” hedging transaction, conversion transaction, or other similar integrated transaction for U.S. federal income tax purposes, persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement, or U.S. holders (as defined below) that have a functional currency other than the U.S. dollar.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the receipt of Common Stock in the exchange and the ownership and disposition of Common Stock received in the exchange.

This description does not address the tax consequences arising under the laws of any foreign, state, or local tax jurisdiction. Moreover, except to the extent specifically set forth below, this description does not address the U.S. federal estate and gift tax, or alternative minimum tax, or other non-income tax consequences of the ownership and disposition of Common Stock received upon exchange of the Warrants.
This description is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, published positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, each as in effect on the date hereof. These authorities are subject to change, possibly with retroactive effect, or differing interpretations by the IRS or a court, which could affect the tax consequences described herein. We have not obtained, and have no plans to request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS or the courts will agree with any of the conclusions stated in this description.
This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Common Stock or the ownership and disposition of our Common Stock. You are urged to consult with your tax advisor regarding the U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants and of the ownership and disposition of such Common Stock, applicable in your particular situation, as well as any consequences under the federal estate or gift tax, the federal alternative minimum tax, or under the tax laws of any state, local, foreign, or other taxing jurisdiction.
Tax Consequences to U.S. Holders
Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants and of the ownership and disposition of our Common Stock, that are expected to apply if you are a U.S. holder of the Warrants or our Common Stock. For this purpose, you are a “U.S. holder” if you are for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Common Stock pursuant to the Offer
For those holders of Warrants participating in the Offer, we intend to treat the exchange of Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Common Stock (except to the extent of any cash payment is received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our Common Stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the exchange of Warrants for our Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “Tax Consequences to U.S. Holders — Ownership and Disposition of Common Stock” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Common Stock.”
Although we believe the exchange of Warrants for Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Common Stock to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code or a separate fee. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable.
If you exchange our Warrants for our Common Stock pursuant to the Offer, and if you hold 5% or more of our Common Stock prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will generally be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the public warrants transferred in the exchange and your tax basis, immediately prior to the exchange, in such public warrants), and to maintain permanent records containing such information.
Ownership and Disposition of Common Stock
Dividends.
We do not anticipate paying dividends on our Common Stock. Distributions of cash or property that we pay on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in a U.S. holder’s gross income as dividend income when actually or constructively received by you. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our Common Stock, and thereafter will be treated as capital gain from the sale or exchange of the Common Stock. If you are a non-corporate U.S. holder, dividends you receive with respect to our Common Stock are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that you satisfy applicable holding period and other requirements. If you are a taxable corporate U.S. holder, dividends you receive with respect to our Common Stock generally will be eligible for the dividends received deduction if the requisite holding period is satisfied and be taxable at regular corporate rates.
Sale or Exchange.
Upon a sale or other taxable disposition of our Common Stock, you generally will recognize capital gain or loss equal to the difference (if any) between (i) the amount of cash and the fair market value of any property you receive on the disposition and (ii) your adjusted tax basis for the Common Stock. The capital gain or loss will be long-term capital gain or loss if you held the Common Stock for more than one year. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates.
Tax on Net Investment Income
A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder who is an individual with adjusted gross income that exceeds a threshold amount. In the case of individuals, a 3.8% tax is imposed for each taxable year on the lesser of (a) net investment income for the year or (b) the modified adjusted gross income for such year in excess of a threshold amount. For these purposes, dividends received with respect to our Common Stock, and gains or losses realized from the taxable disposition of our Common Stock, will generally be taken into account in computing your net investment income.
Information Reporting and Backup Withholding
In general, dividends you receive with respect to our Common Stock, and amounts you receive with respect to a sale or other disposition of our Common Stock, are reported to the IRS and to you, unless you are an exempt payee and the payment is not subject to backup withholding. Such dividends and other amounts may be subject to backup withholding, and subject to related information reporting with respect to otherwise exempt payees, unless you provide to us (i) your correct taxpayer identification number and certification (on Form W-9) that you are not subject to backup withholding, or (ii) proof that you are an exempt payee. Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information or returns to the IRS.
U.S. holders should consult their own tax advisors regarding information reporting obligations applicable to the exchange of the Warrants pursuant to the Offer and the ownership and disposition of our Common Stock.
Tax Consequences to Non-U.S. Holders
Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants and of the ownership and disposition of our Common Stock, that are expected to apply if you are a non-U.S. holder of the Warrants or our Common Stock. For this purpose, you are a “non-U.S. holder” if you are an individual, corporation, estate, or trust that is not a U.S. holder as defined above. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” individuals present in the United States for 183 days or more in the taxable year of disposition (but who are not U.S. residents) or, in certain circumstances, individuals who are former U.S. citizens or residents.
Exchange of Warrants for Common Stock
Your exchange of Warrants for our Common Stock pursuant to the Offer should generally have the same tax consequences as described above for U.S. holders. Capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax except in the circumstances described below under “Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Common Stock — Sale or Exchange” below.
Ownership and Disposition of Common Stock
Dividends.
In general, any distributions made to a non-U.S. holder on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Common Stock — Sale or Exchange” below.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Exchange.
A non-U.S. holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Common Stock unless:
(i)
such non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax,

(ii)
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (and, if an applicable treaty so requires, is attributable to the conduct of trade or business through a permanent establishment or fixed base in the United States in which case the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. holders and, if the non-U.S. holder is a corporation, an additional “branch profits tax” may also apply), or

(iii)
we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (A) our Common Stock has ceased to be regularly traded on an established securities market or (B) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

With respect to clause (iii) above, we believe we currently are not, and do not anticipate becoming, a U.S. real property holding corporation. Because the determination of whether we are a U.S. real property holding corporation depends, however, on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a U.S. real property holding corporation or will not become one in the future. Even if we are or were to become a U.S. real property holding corporation, gain arising from the sale or other disposition by a non-U.S. holder of our Common Stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.
Information Reporting and Backup Withholding
In general, dividends you receive with respect to our Common Stock, and any U.S. federal withholding tax withheld with respect to those dividends, are reported to the IRS and to you, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be provided under the provisions of a specific tax treaty, or under the provisions of a tax information exchange agreement, to the tax authorities in the country in which you reside or are established. Amounts you receive from of a sale or other disposition of our Common Stock effected through the U.S. office of any broker (as defined in applicable Treasury Regulations) or from a sale or other disposition conducted outside the United States through certain U.S.-related brokers, are also reported to the IRS and to you.

You will generally be exempt from backup withholding on dividends and other amounts you receive with respect to our Common Stock if you provide a certification (on an applicable IRS Form W-8) or proof of exempt status as described above with respect to U.S. federal income tax withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information or returns to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including our Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of our Common Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA.
Exchange Agent
The exchange agent for the Offer is:
Continental Stock Transfer and Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000
Additional Information; Amendments
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.
We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

We recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.
If you have any questions regarding the Offer or need assistance, you should contact the information agent for the Offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Investors Call (Toll-Free): (800) 515-4507
Banks and Brokers Call: (212) 269-5550
By Email: Target@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer.

SELECTED FINANCIAL INFORMATION
The following table sets forth certain selected financial information. We have derived the selected financial information as of and for (i) the fiscal years ended December 31, 2020 and 2021 from our audited consolidated financial statements included in the 2021 10-K and (ii) the nine months ended September 30, 2020 and 2021 from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2022. We refer you to those financial statements, accompanying notes and management’s discussion and analysis of financial condition and results of operation included in our 2021 10-K and our Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2022, which are incorporated by reference into this Prospectus/Offer to Exchange. Our results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year.
	Year Ended December 31,		Nine Months Ended September 30,
	2021	2020	2022	2021
Condensed Consolidated Statement of Operations Data (in thousands, except for per share data):
Total revenue	$291,337	$225,148	$349,547	$209,647
Gross profit	$101,350	$57,155	$163,230	$72,138
Operating income	$37,099	$4,101	$110,154	$23,422
Income (loss) before income tax	$(2,672)	$(33,586)	$61,654	$(7,236)
Net income (loss)	$(4,576)	$(25,131)	$42,367	$(7,375)
Comprehensive income (loss)	$(4,604)	$(25,007)	$42,265	$(7,402)
Net income (loss) per share – Basic & Diluted	$(0.05)	$(0.26)	$0.44	$(0.08)
	As of December 31,		As of September 30, 2022
	2021	2020
Condensed Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$23,406	$6,979	$176,987
Other current assets	$37,130	$36,583	$50,822
Specialty rental equipment, net	$291,792	$311,487	$348,279
Other long-term assets	$161,064	$179,188	$153,610
Total assets	$513,392	$534,237	$729,698
Current liabilities	$72,796	$45,533	$201,697
Long-term debt, net	$330,212	$326,499	$333,275
Other long-term liabilities	$13,113	$63,317	$49,108
Total liabilities	$416,121	$435,349	$584,080
Total stockholders’ equity	$97,271	$98,888	$145,618
Book value per share(1)			$1.50

(1)
Total shareholders’ equity divided by 97,257,392 shares of Common Stock outstanding at September 30, 2022.

DESCRIPTION OF CAPITAL STOCK
The following is a description of our capital stock and certain provisions of our Certificate of Incorporation, Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation and Bylaws, copies of which are included as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part. We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our Certificate of Incorporation and Bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law. For additional information regarding our capital stock, see the “Description of the Company’s Securities” attached as Exhibit 4.5 to the 2021 10-K.
Authorized and Outstanding Stock
Target Hospitality’s authorized capital stock consists of 400,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).
Common Stock
This section describes the general terms and provisions of our Common Stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.
The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the candidates standing for election.
The Common Stock carries no preemptive or other subscription rights to purchase shares of Common Stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of Common Stock will be entitled to receive such dividends as may from time to time be declared by the Board of Directors of Target Hospitality out of funds legally available for the payment of dividends. If Target Hospitality issues Preferred Stock in the future, payment of dividends to holders of Common Stock may be subject to the rights of holders of Preferred Stock with respect to payment of preferential dividends, if any.
If Target Hospitality is liquidated, dissolved or wound up, the holders of Common Stock will share pro rata in Target Hospitality’s assets after satisfaction of all of its liabilities and the prior rights of any outstanding class of Preferred Stock.
Preferred Stock
This section describes the general terms and provisions of our Preferred Stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.
The Board of Directors of Target Hospitality has the authority, without stockholder approval, to issue shares of Preferred Stock in one or more series and to fix the number of shares and terms of each series. The Board of Directors of Target Hospitality may determine the designation and other terms of each series, including, among others:
•
dividend rights;

•
voting powers;

•
preemptive rights;

•
conversion rights;

•
redemption rights, including pursuant to a sinking fund;

•
our purchase obligations, including pursuant to a sinking fund; and

•
liquidation preferences.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock. It also could affect the likelihood that holders of Common Stock will receive dividend payments and payments upon liquidation. Shares of preferred stock may be offered either separately or represented by depositary shares. Target Hospitality currently has no shares of Preferred Stock outstanding as of the date hereof.
The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of Preferred Stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Certificate of Incorporation if the amendment would change the par value or, unless the Certificate of Incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Warrants
As of November 15, 2022, we had outstanding warrants exercisable for 16,166,549 shares of Common Stock at an exercise price of $11.50 per share.
The Public Warrants and Private Warrants were issued under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to such warrants.
Public Warrants
Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The Public Warrants will expire on March 15, 2024, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue any shares of Common Stock to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.
We will use our best efforts to maintain the effectiveness of the registration statement that provides for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, or register or qualify the shares under applicable blue sky laws.

We may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders and provided there is an effective registration statement covering the Common Stock issuable upon exercise of the warrants available throughout the 30-day redemption period.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrants prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrant, multiplied by the difference between the exercise price of the Public Warrant and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the holders of our Private Warrants, their affiliates and certain permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Business Combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised its Public Warrants immediately prior to such event. If less than seventy percent (70%) of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants have been issued under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange is part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the Public Warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Public Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder.
Private Warrants
The founders of Platinum Eagle and its former independent directors purchased 5,333,334 Private Warrants at a price of $1.50 per Private Warrant for an aggregate purchase price of $8,000,000 in a private placement that occurred simultaneously with the IPO. The Warrant Agreement provides that the Private Warrants may be exercised at any time. So long as the Private Warrants are held by the initial stockholders or their permitted transferees, such warrants may be exercised on a cashless basis and will not be redeemable by us. If the Private Warrants are held by holders other than the initial holders, their affiliates or certain permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Registration Rights
On March 15, 2019, Target Hospitality, Arrow Holding S.a r.l. (“Arrow”), Algeco Investments B.V. (“Algeco”), and certain other parties named on the signature pages thereto, entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), that amends and restates that certain registration rights agreement, dated January 11, 2018 by and among Platinum Eagle and certain of its initial investors and provides such initial investors, Arrow and Algeco Investments, or their permitted transferees, with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock and warrants to purchase shares of Target Hospitality common stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow, Algeco and certain of the initial investors (the “Initiating Holders”) the right to request an unlimited number of demands at any time and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow, Algeco and the Initiating Holders (as defined in the Registration Rights Agreement) piggyback registration rights with respect to registration statements. The company is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions.

Listing
Our Common Stock is listed on Nasdaq under the symbol “TH.” Our Warrants are listed on Nasdaq under the symbol “THWWW.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock and the Warrants is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, NY 10004.

LEGAL MATTERS
The validity of the Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Allen & Overy LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of the Company incorporated in this prospectus supplement by reference to the Company’s Annual Report (Form 10-K) for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements and information that we will file electronically with the SEC.
THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.
We incorporate information into this Prospectus/Offer to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This Prospectus/Offer to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.
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our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Commission on March 11, 2022 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2022 Annual Meeting of Stockholders filed on April 7, 2022);

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our Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2022, filed with the Commission on May 10, 2022, for the quarterly period ended June 30, 2022, filed with the Commission on August 9, 2022 and for the quarterly period ended September 30, 2022, filed with the Commission on November 9, 2022; and

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our Current Reports on Form 8-K or 8-K/A, as applicable (to the extent “filed” and not “furnished”), filed with the Commission on February 28, 2022, May 23, 2022, May 25, 2022, July 6, 2022 and July 12, 2022.

We hereby further incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this Prospectus/Offer to Exchange until the termination of the Offer and after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this Prospectus/Offer to Exchange is a part (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:
Investor Relations
Target Hospitality Corp.
9320 Lakeside Boulevard, Suite 300
The Woodlands, TX 77381
(832) 702-8009

Target Hospitality Corp.
Offer to Exchange Warrants to Purchase Common Stock
of
Target Hospitality Corp.
for
Common Stock of Target Hospitality Corp.
PROSPECTUS/OFFER TO EXCHANGE
The Exchange Agent for the Offer is:
Continental Stock Transfer and Trust
By Mail
Continental Stock Transfer and Trust
1 State Street, 30th Floor
New York, NY 10004
Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Investors Call (Toll-Free): (800) 515-4507
Banks and Brokers Call: (212) 269-5550
By Email: Target@dfking.com
The Dealer Manager for the Offer is:
BofA Securities
Bank of America Tower at One Bryant Park
New York, NY 10036
Toll-Free: (888) 803-9655